EXHIBIT 12


                      Statement re: Computation of Ratios


                            MARVEL ENTERPRISES, INC.

                     RATIO OF EARNINGS TO FIXED CHARGES

                      NINE MONTHS ENDED SEPT 30, 2002



Fixed Charges:


Interest Expense - Gross                                    $ 27,834

Interest on Rent Expense                                         779

Preference Stock Dividends                                    17,912
                                                            ---------
Total Fixed Charges                                           46,525
                                                            =========

Earnings:

Pretax Income                                               $ 29,732

Fixed Charges                                                 46,525

Less:  Preference Dividends                                  (17,912)
                                                            ---------
Total Earnings                                              $ 58,345
                                                            =========

Ratio of Earnings to Fixed Charges                              1.25
                                                            =========

     For the purposes of the ratio of earnings to fixed charges earnings were calculated by adding pretax income, interest expense, the portion of rents representative of an interest factor and subtracting preference dividends. Fixed charges consist of interest expense and the portion rents representative of an interest factor and preference dividends.